Exhibit 21.1

SUBSIDIARIES OF VITTORIA LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Exceller Financial Holdings Limited	Hong Kong SAR	August 16, 2022	100%
Red Solar Capital Limited	Hong Kong SAR	January 25, 2017	100%